ANNEX A

                  OPINION OF ARNHOLD AND S. BLEICHROEDER INC.

                   [Letterhead of Arnhold & S. Bleichroeder]




October 12, 2000


Board of Directors
Chesapeake Biological Laboratories, Inc.
Camden Industrial Park
1111 South Paca St.
Baltimore, MD 21230-2591


Gentlemen:


     You have informed us that Chesapeake Biological Laboratories, Inc. ("Chesapeake", or the "Company") has received an offer from Cangene Corporation ("Cangene") to acquire all of the outstanding shares of common stock of Chesapeake (the "Shares") on a fully diluted basis. You have provided us with the Merger Agreement in substantially final form (the "Merger Agreement") among Chesapeake and Cangene. As more fully described in the Merger Agreement, Cangene would promptly commence a tender offer to purchase all of the Shares for $4.60 per share in cash (the "Transaction").

     You have requested our opinion regarding the fairness as of the date hereof, from a financial point of view, of the cash consideration to be received by the stockholders of Chesapeake pursuant to the Transaction.

     In connection with the opinion, we have, among other things, (i) reviewed the Merger Agreement, (ii) reviewed the reported price and trading activity for the Shares, (iii) compared certain financial and stock market information for Chesapeake with similar information for various other companies whose equity securities are publicly traded which we deemed generally comparable in whole or in part, (iv) reviewed the financial terms of certain recent business combinations which we deemed generally comparable in whole or in part, (v) performed such other studies and analyses as we considered appropriate, (vi) reviewed certain publicly available financial statements and other information of the Company, (vii) reviewed certain operating and financial information, including projections, provided to us by the management of Chesapeake, relating to the Company's business and prospects, and (viii) met with certain members of Chesapeake's management at the Company's main facility in Baltimore, Maryland to discuss its operations, historical financial statements and future prospects.

     With your consent, we have assumed and relied, without independent verification, upon the accuracy and completeness of the information provided to us for purposes of this opinion. The financial projections used in our analyses have been provided to us by the management of Chesapeake who have informed us that these projections reflect their best and most current estimates and judgments as to the likely future financial performance of Chesapeake and have authorized and instructed us to use such projections in arriving at our opinion. We have not made an independent valuation or appraisal of the assets of Chesapeake nor have we been furnished with any such valuation or appraisal. For the purposes of the opinion, we have not been asked to consider, and we have not considered, the effect of any federal, state or local tax laws on the stockholders of Chesapeake. Further, our opinion necessarily reflects accounting standards, economic, monetary, market and other conditions in effect on, and the information made available to us as of, the date hereof.

     Arnhold and S. Bleichroeder, Inc., is acting as financial advisor to the Company in connection with the Transaction and the Board of Directors of Chesapeake in rendering this opinion as to the fairness of the Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Transaction.

     This opinion is being rendered solely to the Board of Directors of Chesapeake for its use in evaluating the Transaction and may not be relied upon by any other person without our prior written consent. This letter does not constitute a recommendation to any stockholder as to whether such stockholder should tender their shares or as to how such stockholder should vote on the proposed Transaction. This letter may be referred to and reproduced in its entirety in offer or proxy materials sent to the stockholders or filed with the U.S. Securities and Exchange Commission in connection with the tender offer anticipated in the Transaction, but may not be otherwise reproduced, disseminated, quoted from or referred to by the Company or its Board of Directors without our prior written consent.


     Based on the analysis described above and subject to the foregoing limitations and qualifications, it is our opinion that the cash consideration to be received by the stockholders of Chesapeake pursuant to the Transaction is fair from a financial point of view to such stockholders as of the date of this letter.


                                        Very truly yours,


                                        ARNHOLD AND S. BLEICHROEDER, INC.



                                        By: /s/ David A. Holbrook
                                          ------------------------------------
                                           David A. Holbrook
                                           Vice President

                                    ANNEX B


                   CHESAPEAKE BIOLOGICAL LABORATORIES, INC.
                            1111 SOUTH PACA STREET
                           BALTIMORE, MARYLAND 21230


            INFORMATION STATEMENT PURSUANT TO SECTION 14(f) OF THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 14f-1 THEREUNDER

     This information statement is being mailed to you on our about November 17, 2000 as part of the Recommendation Statement on Schedule 14D-9 of Chesapeake Biological Laboratories, Inc. You are receiving this statement in connection with the possible election of persons designated by AC Acquisition Subsidiary, Inc., a Maryland corporation and a wholly-owned subsidiary of Cangene Corporation, a Canadian corporation, to a majority of the seats of Chesapeake's board of directors. On October 30, 2000, Chesapeake entered into an Agreement and Plan of Merger with AC Acquisition Subsidiary and Cangene, the terms of which require AC Acquisition Subsidiary to commence a tender offer to purchase all outstanding shares of Chesapeake class A common stock, par value $.01 per share, at a price per share of $4.60, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 17, 2000, and in the related Letter of Transmittal. Copies of the Offer to Purchase and the Letter of Transmittal have been mailed to Chesapeake shareholders and are filed as Exhibits (a)(1) and (a)(2), respectively, to the Tender Offer Statement on Schedule TO filed by AC Acquisition Subsidiary with the Securities and Exchange Commission on November 17, 2000. The merger agreement provides that, subject to satisfaction or waiver of conditions, following completion of the offer, and in accordance with the Maryland General Corporation Law, AC Acquisition Subsidiary will merge with and into Chesapeake. Following consummation of the merger, Chesapeake will continue as the surviving corporation and will be a wholly-owned subsidiary of Cangene. At the effective time of the merger, each issued and outstanding share of Chesapeake's stock, other than shares held by Cangene, AC Acquisition Subsidiary or another subsidiary of Cangene, will be converted into the right to receive $4.60 in cash.

     This Information Statement is being mailed to you in accordance with
Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder. The information set forth herein supplements information contained in the Recommendation Statement. Information set forth herein related to Cangene, AC Acquisition Subsidiary or their designees for director, has been provided by Cangene. You are urged to read this Information Statement carefully. You are not, however, required to take any action in connection with the matters set forth herein.

     AC Acquisition Subsidiary commenced the offer on November 17, 2000. The offer is currently scheduled to expire at 12:00 midnight, New York City time, on January 3, 2001, unless AC Acquisition Subsidiary extends the offer. Chesapeake class A common stock and series A-1 convertible preferred stock are the only classes of equity securities outstanding which are entitled to vote at a meeting of the shareholders of Chesapeake. As of November 14, 2000, 5,893,030 shares of Chesapeake class A common stock, 14,511 shares of series A-1 convertible preferred stock and warrants to purchase 123,370 shares of class A common stock were outstanding, of which Cangene and AC Acquisition Subsidiary owned no shares as of the date hereof.

     Designation of Directors by AC Acquisition Subsidiary. The merger agreement provides that immediately upon acceptance for payment of and payment for shares of the Chesapeake common stock by AC Acquisition Subsidiary or any of its affiliates pursuant to the tender offer, AC Acquisition Subsidiary shall be entitled to designate a number of persons that would constitute a majority of the board of directors, and Chesapeake shall use its best efforts to, upon request by AC Acquisition Subsidiary, promptly, at Chesapeake's election, either increase the size of the board of directors or secure the resignation of such number of directors as is necessary to enable AC Acquisition Subsidiary's designees to be elected to the board of directors and to cause AC Acquisition Subsidiary's designees to be so elected and to constitute at all times after the purchase of the tendered shares a majority of the board of directors. Chesapeake has agreed to use its best efforts to cause persons designated by AC Acquisition Subsidiary to constitute the same percentage as is on the board of directors of (i) each committee of the board of directors (other than any committee of the board of directors established to take action under the merger agreement), (ii) each board of directors of each subsidiary of Chesapeake and (iii) each committee of each such board. At least three members of the current board of directors will remain on Chesapeake's board of directors until the effective time of the merger. Chesapeake's obligation to appoint designees to the board of directors shall be subject to
Section 14(f) of the Exchange Act and Rule 14f-1.

     As of the date of this Information Statement, AC Acquisition Subsidiary has designated the four people set forth on Schedule I as their representatives on the board of directors of Chesapeake after the closing of the tender offer and prior to the closing of the merger. Each of the persons listed on Schedule I has consented to serve as a director. None of such persons currently is a director of, or holds any position with, Chesapeake. Cangene and AC Acquisition Subsidiary have advised Chesapeake that, to the best of their knowledge, none of the persons listed on Schedule I or any of their affiliates beneficially owns any equity securities or rights to acquire any such securities of Chesapeake, nor has any such person been involved in any transaction with Chesapeake or any of its directors, executive officers or affiliates that is required to be disclosed pursuant to the rules and regulations of the SEC other than with respect to the proposed offer and merger transaction.


DIRECTORS AND EXECUTIVE OFFICERS OF CHESAPEAKE

The directors and executive officers of Chesapeake as of March 31, 2000, are as follows:




NAME                                      AGE                  POSITION(S) WITH CHESAPEAKE
--------------------------------------   -----   ------------------------------------------------------
Thomas P. Rice .......................   50      President, Chief Executive Officer and Director
John T. Botek ........................   43      Vice President, Chief Operating Officer
Narlin B. Beaty, Ph.D ................   50      Vice President, Chief Technical Officer and Director
John T. Janssen ......................   61      Vice President, Chief Financial Officer and Treasurer
Charles M. Proby(5) ..................   54      Vice President, Sales and Marketing
Regis F. Burke(1)(2) .................   52      Director
Harvey L. Miller(1)(3) ...............   60      Director
Elliot F. Hahn, Ph.D.(1)(4) ..........   56      Director

----------
(1)Member of Compensation, Stock Option and Audit Committees.
(2)Chairman of the Audit Committee.
(3)Chairman of the Stock Option Committee.
(4)Chairman of the Compensation Committee.
(5)Appointed as an Officer, March 2000.

     Thomas P. Rice, age 50, was elected a director in 1997 and was appointed President and Chief Executive Officer as of January 11, 1999. Mr. Rice is a Certified Public Accountant. In 1996, Mr. Rice co-founded Columbia Investments, LLC, which made selective investments, primarily in the health care industry. From 1993 to 1996, Mr. Rice was Executive Vice President, Chief Operating and Financial Officer and a member of the Board of Directors of Circa Pharmaceuticals, Inc., a publicly-traded pharmaceutical firm. From 1991 to 1993, Mr. Rice was a principal of Competitive Advantage, a Baltimore-based management consulting firm. From 1985 to 1990, Mr. Rice was Vice President of Administration and Finance of PharmaKinetics Laboratories, Inc.

     John T. Botek, age 43, joined Chesapeake as Vice President and Chief Operating Officer in April 1999. In 1996, Mr. Botek was also a co-founder of Columbia Investments, LLC. From 1993 to 1996, he was Senior Vice President of Operations of Circa Pharmaceuticals, Inc.

     Narlin B. Beaty, Ph.D., age 50, joined Chesapeake in 1983 and currently serves as Vice President and Chief Technical Officer. He served as President of Chesapeake from 1991 until May 1996 and has been a director of Chesapeake since 1989. Dr. Beaty also served as Acting President of Chesapeake from 1989 to 1991 and as Director of Development for Chesapeake from 1985 to 1988.

     John T. Janssen, age 61, joined Chesapeake in 1993 as CFO. He is a Certified Public Accountant with over 35 years of diversified financial management experience. During the 12 years prior to joining Chesapeake, he was a member of the Board of Directors and Chief Financial Officer of Barre-National, Inc. of Baltimore, Maryland, for 3 years, and Genessee Brewing Co. of Rochester, New York, for 9 years, respectively.


     Charles M. Proby, age 54, joined Chesapeake in 1998 as Director of Sales, and was promoted to Vice President Sales and Marketing in March 2000. From 1996 to 1998, he served as Business Development Manager with BioScience Contract Production Corporation. Prior to that Mr. Proby was Vice President -- Sales and Marketing for Asepco, Inc., a manufacturer of aseptic processing equipment and General Manager at L.H. Fermentation, a bioprocessing equipment company.


     Regis F. Burke, age 52, was elected a director of Chesapeake in 1995. Mr. Burke is a Certified Public Accountant in private practice, since 1988. Mr. Burke specializes in corporate transaction consulting, business planning, business valuation and litigation support services. Mr. Burke currently serves as an outside director to several privately held companies located in Maryland and Pennsylvania. Prior to 1988, Mr. Burke was a partner with Touche Ross & Co., an international accounting firm.


     Harvey L. Miller, age 60, was elected a director in 1996. Since 1980, Mr. Miller has been Chairman of GSI Corporation, a manufacturer of high-tech wire assemblies. Since 1986, Mr. Miller has been president of DM Realty Corporation, a developer of commercial real estate sites. Mr. Miller has served as a director of Maryland Midland Railway, Inc. since 1997.


     Elliot F. Hahn, Ph.D., age 56, was elected a director in September 1999. He is President and a director of Andrx Corporation, a publicly traded pharmaceutical company. He is also a director of two privately held corporations. Since 1988, he has been an Adjunct Associate Professor at the University of Miami School of Medicine.


Board Committees and Meetings


     The Board of Directors has three standing committees: a Compensation Committee, an Audit Committee and a Stock Option Committee. The current members of each committee are Messrs. Burke, Miller and Dr. Hahn. The Compensation Committee makes recommendations concerning salaries and incentive compensation for employees of and consultants to Chesapeake. The Audit Committee reviews the results and scope of the audit and other services provided by Chesapeake's independent public accountants. The Stock Option Committee administers and grants stock options and awards pursuant to Chesapeake's Incentive Stock Option Plans.


     The Audit Committee, which includes the outside directors, met with Chesapeake's independent public accountants, both before and after the year-end audit. During fiscal year 2000, the Audit Committee met once to review the final results of the fiscal year 1999 audit and once to review the fiscal year 2000 audit.


     During the fiscal year ended March 31, 2000, the Board of Directors held eight formal meetings. All directors attended at least 80% of the meetings.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Compensation

     The following table sets forth the compensation earned by Chesapeake's Chief Executive Officer, Chesapeake's four other highest compensated executive officers and the former Chairman for services rendered in all capacities to Chesapeake for the Fiscal Years ended March 31, 2000, 1999 and 1998.




                                                                   SUMMARY COMPENSATION
                                  ---------------------------------------------------------------------------------------
                                               ANNUAL COMPENSATION
                                  ---------------------------------------------
                                        SALARY AND INCENTIVE COMPENSATION                 LONG TERM COMPENSATION
                                  ---------------------------------------------   ---------------------------------------
                                                                                     OTHER ANNUAL
                                   YEAR               $              BONUS ($)     COMPENSATION ($)     STOCK OPTIONS (#)
                                  ------   ----------------------   -----------   ------------------   ------------------
Thomas P. Rice                    2000          $  150,000                 --        $    1,247(3)            75,000
President and Chief Executive     1999          $   34,134(1)(2)                     $    8,271(3)           253,000(4)
 Officer                          1998                  --                           $    9,600(3)             3,000
John T. Botek                     2000          $  125,333(5)              --                --              200,000
Vice President and Chief          1999                  --                 --                --                   --
 Operating Officer                1998                  --                 --                --                   --
Narlin B. Beaty                   2000          $  131,200                 --                --               75,000
Vice President and Chief          1999          $  143,601                 --                --                   --
 Technical Officer                1998          $  150,053                 --                --               13,786
John T. Janssen                   2000          $  129,300                 --                --                7,500
Vice President, Chief             1999          $  141,521                 --                --                   --
 Financial Officer and            1998          $  147,880             $4,000                --               13,786
 Treasurer
Robert J. Mello (A)               2000          $  121,325(6)              --                --               10,000
Secretary and Vice President      1999          $  138,566                 --                --                   --
                                  1998          $  144,792                 --                --               13,786
William P. Tew (B)                2000          $   31,250(9)              --        $  183,432(8)                --
Former Chairman                   1999          $  174,818                 --        $   51,353(7)           154,089
                                  1998          $  194,428                 --        $      849               30,130

----------

(A)  Dr. Mello resigned as Secretary and Vice President March 15, 2000.

(B)  Dr. Tew resigned as Chairman June 30, 1999.

(1) Represents a partial fiscal year. Mr. Rice was appointed President of Chesapeake in January 1999, after a two-year tenure on the Board of Directors.


(2)  Includes $17,067 of deferred compensation.

(3) Represents fees and options given to Mr. Rice as a non-employee director prior to January 1999 and life insurance premiums paid on behalf of Mr. Rice between January 11, 1999 and March 31, 2000.

(4) Includes 3,000 options given Mr. Rice as an outside director and 250,000 upon joining Chesapeake.

(5) Represents a partial fiscal year. Mr. Botek was appointed Vice President, Chief Operating Officer on April 13, 1999.

(6)  Represents a partial fiscal year. Dr. Mello resigned on March 15, 2000.

(7) Includes $50,000 paid in January 1999 as part of management realignment.

(8) Represents fees for consulting and management reorganization for the period July 1, 1999 through March 31, 2000 and life insurance premiums.

(9)  Represents compensation for Dr. Tew as Chairman through June 30, 1999.

Employment Agreements

     Mr. Rice entered into an agreement with Chesapeake on January 11, 1999. Upon joining Chesapeake as President and Chief Executive Officer, Mr. Rice received an annual salary of $150,000 of which $75,000 was deferred until January 2000. The agreement was scheduled to continue through December 31, 2000 and be automatically renewed for one year periods unless Mr. Rice or Chesapeake gave 90 day written notice of non-renewal. Mr. Rice was granted qualified stock options for 50,000 shares of which 50% will vest on December 2, 2000 and are 100% vested January 2, 2001 and had an exercise price of $3.75 per share, which was the market at the day of the grant. Mr. Rice also received non-qualified stock options for 200,000 shares at $1.00 per share, which was below the then $2.50 market price. 100,000 of these shares vested upon grant. The vesting of the remaining shares vest at 20,000 shares per year over the next five years or based upon the achievement of certain milestones, which if achieved would result in accelerated vesting.

     Mr. Botek entered into an employment agreement in March 1999 and joined Chesapeake as Vice President and Chief Operating Officer in April 1999. The initial term of the employment agreement was scheduled to continue through December 31, 2000 and be automatically renewed annually each January 1, unless Mr. Botek or Chesapeake gave 90 days written notice of non-renewal. Mr. Botek receives an annual salary of $130,000. During 1999, 50% of his salary was deferred until January 3, 2000. Mr. Botek is also entitled to periodic bonuses at the discretion of the Compensation Committee. Mr. Botek was granted qualified stock options for 25,000 shares of Class A Common Stock, one-half of which vest on June 30, 2000, and the remainder of which will vest on December 31, 2001. The exercise price of these options is $2.125 per share, the market price on the date of grant. Mr. Botek also received non-qualified stock options for 125,000 shares of Class A Common Stock at an exercise price of $1.00 per share, one-half of which vested on the date of grant and the remainder of which vest 20% per year over the next five years or earlier upon Chesapeake's achievement of certain milestones.

     Effective June 1, 2000, Messrs. Rice and Botek extended the terms of their employment agreements with Chesapeake through May 31, 2002. The new employment agreements may be renewed for one additional year, at the option of Mr. Rice or Mr. Botek, respectively, with at least 90 day written notice. Both Messrs. Rice and Botek received salary increases to $200,000 and $160,000, respectively, and remain entitled to annual bonuses at the discretion of the Compensation Committee. Under each new employment agreement, the executive is entitled to two times his most recent annual compensation if (i) his employment is terminated upon a change of control or (ii) he terminates his employment within six months after a change in control. In connection with these new employment agreements, Messrs. Rice and Botek purchased 100,000 restricted shares and 75,000 restricted shares, respectively, subject to forfeiture, under Chesapeake's Fifth Stock Incentive Plan, for $2.50 per share, the fair market value on the date of purchase. Messrs. Rice and Botek each signed a promissory note to Chesapeake for the purchase price for the shares.

     Chesapeake has also entered into employment agreements with Dr. Beaty and Mr. Janssen. These agreements generally provide for payment of a base salary, together with incentive compensation in an amount to be determined by the Board of Directors or Compensation Committee from time to time. Base salaries established in the employment agreements for Dr. Beaty and Mr. Janssen are $131,200 and $129,300, respectively. The base salary applicable to any executive officer may be changed through action of the Compensation Committee or Board of Directors.

     The employment agreements provide, in the case of Dr. Beaty, for an initial term of three years, with successive three-year renewal terms; and, in the case of Mr. Janssen, for an initial term of two years, with successive two-year renewal terms. The initial term of each employment agreement commenced July 1, 1995. Pursuant to the employment agreements, each of the executive officers is required to devote substantially all of his business time to Company related matters and has agreed not to solicit clients or customers of Chesapeake for a period following termination of employment.

     The employment agreements also provide for severance payments to the executive officers of Chesapeake in certain circumstances. Dr. Beaty and Mr. Janssen are each entitled to receipt of severance payments in the amount equal to approximately one-half of their respective annual compensation upon termination of their employment following a breach by Chesapeake of their respective employment agreements or for good reason by the employee.

     William P. Tew, Ph.D., resigned as Chairman June 30, 1999. From July 1, 1999 through June 30, 2000, Dr. Tew served as a consultant to Chesapeake at a monthly retainer of $10,208.


Stock Option Grants


Stock options were granted during the fiscal year to the officers listed below:





                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                             % OF TOTAL                                      ANNUAL APPRECIATION
                                              OPTIONS         EXERCISE                       FOR OPTION TERM(3)
                            SHARES            GRANTED          PRICE       EXPIRATION   ----------------------------
                            GRANTED        IN FISCAL '00     PER SHARE        DATE         5%($)         10%($)
                       ----------------   ---------------   -----------   -----------   -----------   -----------
Thomas P Rice                75,000             11.3%         $ 2.438      12/13/09      $118,304      $312,125
John T. Botek               125,000(2)          18.9%         $ 1.000      12/21/08      $171,859      $453,422
                             25,000(1)           3.8%         $ 2.125       4/13/09      $ 34,372      $ 90,684
                             50,000              7.5%         $ 2.438      12/13/09      $ 78,869      $208,083
Narlin B. Beaty              50,000              7.5%         $ 2.438      12/13/09      $ 78,869      $208,083
                             25,000              3.8%         $ 2.313        4/8/09      $ 37,413      $ 98,707
John T. Janssen               7,500              1.1%         $ 2.313        4/8/09      $ 11,224      $ 29,612
Robert J. Mello(a)           10,000              1.5%         $ 2.313        4/8/09      $ 14,965      $ 39,483

----------

(a)  Robert J. Mello resigned as Secretary and Vice-President on March 15, 2000.

(1)  50% of these options vest June 30, 2000 and are 100% vested December 31,
     2001.

(2) Non-qualified options. 62,500 were vested upon grant and were issued at $1.00 compared to $2.25 market on date of grant. The balance of the shares vest over a five year period or upon a qualifying event.

(3) Amounts represent hypothetical gains that could be achieved for the respective options at the end of the ten-year option term. The assumed 5% and 10% rates of stock appreciation are mandated by rules of the Securities and Exchange Commission and do not represent Chesapeake's estimate of the future market price of the Common Stock.

Stock Option Exercises and Holdings

     The table below sets forth information concerning the exercise of options during the 2000 fiscal year and unexercised options held at the end of the fiscal year by Chesapeake's Chief Executive Officer and Chesapeake's four other most highly compensated executive officers.


            AGGREGATED OPTION EXERCISES IN THE 2000 FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES


                                                                                      VALUE OF
                                                                 NUMBER OF          UNEXERCISED
                                                                UNEXERCISED         IN-THE-MONEY
                                                                  OPTIONS             OPTIONS
                                                                 AT FISCAL           AT FISCAL
                             SHARES                             YEAR-END(#)        YEAR-END(#)(1)
                            ACQUIRED            VALUE         EXERCISABLE(E)/     EXERCISABLE(E)/
                        ON EXERCISE (#)     REALIZED ($)     UNEXERCISABLE(U)     UNEXERCISABLE(U)
                       -----------------   --------------   ------------------   -----------------
Thomas P. Rice                    0                  0            187,000(E)        $  482,775(E)
                                                                  152,000(U)        $  368,750(U)
John T. Botek                     0                  0            112,500(E)        $  307,788(E)
                                                                   87,500(U)        $  269,688(U)
Narlin B. Beaty                   0                  0             93,786(E)        $  167,341(E)
                                                                   45,000(U)        $   84,543(U)
John T. Janssen                   0                  0             33,786(E)        $   49,866(E)
                                                                   22,500(U)        $   42,340(U)
Robert J. Mello(A)           15,000            $73,750             53,768(E)        $   81,736(E)

----------

(1) Assumes, for all unexercised in-the-money options, the difference between fair market value and the exercise price. The fair market value on March 31, 2000 was $4.375 per share.

(A) Robert J. Mello, Ph.D., who resigned as Secretary and Vice President on March 15, 2000 exercised options on March 6, 2000 to purchase 5,000 shares at $1.50 which had been granted November 30, 1995 and 10,000 shares at $1.75 granted June 25, 1996.


Compensation of Board of Directors

     Executive Officers of Chesapeake who also serve on the Board of Directors receive no additional compensation for their service as such. Members of the Board of Directors who are not also employed by Chesapeake receive annual compensation of $9,600 per year for their service on the Board of Directors. In addition, Chesapeake grants to each director, upon that individual's initial appointment or election to the Board of Directors, an option to purchase 8,000 shares of Common Stock at the then current market price. Accordingly, Mr. Burke was granted an option to purchase 8,000 shares of Common Stock at $1.50 per share in November 1995, Mr. Miller was granted an option to purchase 8,000 shares of Common Stock at $3.125 per share in November 1996, Mr. Rice was granted an option to purchase 8,000 shares of Common Stock at an exercise price of $5.1875 per share in March 1997 and Dr. Hahn was granted an option to purchase 8,000 shares of Common Stock at an exercise price of $3.00 on September 14, 1999. Each of these respective options is evidenced by a Director's Agreement and a related Option Agreement by and between Chesapeake and the director and becomes exercisable based on a vesting schedule over a four-year period measured from the date of grant.

     In addition, in March 1997, the Board of Directors approved the 1997 Directors' Stock Option Plan (the "Directors" Plan). The Directors' Plan provides for the issuance of a qualified stock option to purchase 3,000 shares of Common Stock to each director of Chesapeake who is not an officer and who is serving as chairperson of any standing committee of the Board of Directors at the date of grant. Options under the Directors' Plan are automatically granted annually at the first meeting of the Board of Directors following the Annual Meeting of the Stockholders at an exercise price equal to the then current market price of the Common Stock. Accordingly, on October 14, 1999, options to purchase 3,000 shares each were granted to Messrs. Burke, Miller and Dr. Hahn, exercisable at the then current market price of $3.375 per share. These options were vested on the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth information as of June 1, 2000, with respect to the number of shares owned by each person who is known by Chesapeake to own beneficially 5% or more of its Class A Common Stock, each director of Chesapeake and all directors and officers of Chesapeake as a group.




                                                           SHARES          PERCENTAGE
                                                        BENEFICIALLY      BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                      OWNED(1)           OWNED
---------------------------------------------------   ----------------   -------------
Regis F. Burke                                              78,200(2)          1.1%
 6 Kincaid Court
 Baldwin, MD 21013
Elliot F. Hahn, Ph.D.                                        3,000(3)            *
 Andrx Corporation
 4001 SW 47th Avenue
 Ft. Lauderdale, FL 33314
Harvey L. Miller                                           107,500(4)          1.5%
 200 Village Square
 Cross Keys
 Baltimore, MD 21210
Thomas P. Rice                                             239,500(5)          3.3%
 4209 Buckskin Wood Drive
 Ellicott City, MD 21042
Narlin B. Beaty, Ph.D.                                     237,791(6)          3.3%
 13406 Blythenia Road
 Phoenix, MD 21131
William P. Tew, Ph.D.                                      524,568             7.3%
 412 Stablers Church Road
 Parkton, MD 21220
Corporate Opportunities Fund (Institutional) L.P.          798,458(8)         11.1%
 126 East 56th Street
 New York, NY 10022
Corporate Opportunities Fund L.P.                          147,427(9)          2.0%
 126 East 56th Street
 New York, NY 10022
All directors and officers as a group (8 persons)          897,452(7)         12.5%

----------
*     Less than 1% .

(1) Unless otherwise noted, all shares indicated are held with sole voting and sole investment power.

(2) Includes 27,000 shares purchasable under option exercisable within 60 days of June 1, 2000.

(3) Includes 3,000 shares purchasable under option exercisable within 60 days of June 1, 2000.

(4) Includes 25,000 purchasable under option exercisable within 60 days of June 1, 2000.

(5) Includes 187,000 purchasable under option exercisable within 60 days of June 1, 2000.

(6) Includes 106,288 purchasable under option exercisable within 60 days of June 1, 2000.

(7) Includes 516,447 purchasable under option exercisable within 60 days of June 1, 2000.

(8) Includes the common stock equivalent of Series A-1 Preferred Stock purchased May 20, 1999.

(9) Includes the common stock equivalent of Series A-1 Preferred Stock purchased May 20, 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     A partnership of which Lillian Hahn is managing partner purchased 999 shares of Series A-1 Convertible Preferred Stock from Chesapeake in its private placement in May 1999 for $99,900. Lillian Hahn is the wife of Elliott F. Hahn, Ph.D., a member of CBL's Board of Directors. Dr. Hahn disclaims beneficial ownership of these shares.


     Also in May 1999, Chesapeake completed a private placement of 225,000 shares of its Class A Common Stock for $2.00 per share, the then fair market price. Investors included Messrs. Beaty, Burke, Miller and Rice, who purchased 12,500, 42,500, 42,500 and 42,500 shares, respectively.

                                   SCHEDULE I


     The designees of AC Acquisition Subsidiary to the Chesapeake board directors are set forth below. The information contained herein concerning Cangene and its directors and executive officers and those of its affiliates has been furnished by Cangene and AC Acquisition Subsidiary. Chesapeake assumes no responsibility for the accuracy or completeness of such information. The name and present principal occupation or employment of each of the persons is set forth below. Each of the persons set forth below has been employed in his present position for more than five years. None of the persons listed below owns any shares of Chesapeake common stock or has engaged in any transactions with respect to shares of Chesapeake common stock during the past 60 days. During the last five years, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor was such person a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. None of the persons listed below (i) is currently a director of, or holds any position with, Chesapeake (ii) has a familial relationship with any of the directors or executive officers of Chesapeake or (iii) based on information provided to Chesapeake by Cangene (which is to the best of Cangene's knowledge), beneficially owns any securities or rights to acquire any securities of Chesapeake. Chesapeake has been advised by Cangene that, to the best of Cangene's knowledge, none of the persons listed below has been involved in any transaction with Chesapeake or any of its directors, executive officers or affiliates which is required to be disclosed pursuant to the rules and regulations of the SEC. Unless otherwise indicated, the business address of each such person is c/o Cangene at 3403 American Drive, Units 3/4, Mississauga, Ontario, Canada, L4V 1T4 and each such person is a citizen of Canada.




                            PRESENT PRINCIPAL OCCUPATION
                            AND FIVE YEAR EMPLOYMENT
NAME                        HISTORY                          AGE
-------------------------   -----------------------------   ----
William Labossiere Bees     Vice President, Operations      47
                            Cangene Corporation.

Alex Glasenberg             Vice President-Finance          43
                            Apotex Inc.
                            150 Signet Drive
                            Weston, Ontario
                            M9L 1T9
                            Canada

John Langstaff              President and CEO               47
                            Cangene Corporation
                            104 Chancellor-Matheson Road
                            Winnipeg, Manitoba
                            R3T 2N2
                            Canada

John W. McMillan            General Manager                 49
                            Cangene Corporation